EXHIBIT 99.1

MATERION CORPORATION REPORTS RECORD SALES AND STRONG SECOND QUARTER EARNINGS

AFFIRMS OUTLOOK FOR THE YEAR

MAYFIELD HEIGHTS, Ohio — July 29, 2011 — Materion Corporation (NYSE:MTRN) today reported record sales of $424.7 million for the second quarter 2011 and strong earnings of $0.67 per share, diluted. The $0.67 per share of earnings includes $0.08 per share of costs related to the start-up of the Company’s new beryllium plant and expenses associated with the Company’s recent name change. The Company also affirmed its previously provided earnings outlook range of $2.35 to $2.60 per share for the full year 2011.

SECOND QUARTER 2011 RESULTS

Sales for the second quarter were a record $424.7 million, up 13% compared to the previous record set in the first quarter of 2011. The Company has set a new quarterly sales record in five of the most recent consecutive six quarters.

Second quarter sales were up approximately 30%, or $98.8 million, compared to the second quarter of 2010 sales of $325.9 million. The double-digit growth in sales was due, in part, to strong demand across the majority of the Company’s key markets. Higher average pass-through metal prices were the primary factor in the reported 30% sales growth, and accounted for $63.0 million of the increase. Organic growth was 11% in the quarter. Sales have improved over the corresponding quarter of the prior year in each of the last seven quarters.

Net income for the second quarter was $13.9 million, or $0.67 per share, diluted. The previously mentioned costs associated with the start-up of the new beryllium plant and the Company name change reduced earnings by about 11%, or $0.08 per share, in the second quarter when comparing to the second quarter of the prior year’s earnings of $0.67 per share.

For the first six months of 2011, sales were $799.5 million, up approximately 29% or $178.5 million above sales of $621.0 million for the first six months of 2010. Organic growth, that is, growth excluding pass-through metal prices, is approximately 11% year to date. For the first half of the year, net income was $25.7 million, or $1.23 per share, diluted, up approximately 26% compared to net income of $20.4 million, or $1.00 per share, diluted, for the same period of last year. Also included in the first half 2011 results is approximately $0.18 per share of costs related to the aforementioned start-up of the Company’s new beryllium plant and expenses associated with the Company’s name change.

NEW REVOLVING LINE OF CREDIT

The Company entered into a new amended and restated credit agreement on July 13, 2011. The credit agreement matures on July 13, 2016 and provides for a $325.0 million committed revolving credit facility with an option under certain circumstances for an uncommitted incremental facility of up to an additional $100.0 million. The new facility provides the Company and its subsidiaries with increased borrowing capacity and greater flexibility than the previous $240.0 million credit agreement.

COMPANY NAME CHANGE

The Company changed its name from Brush Engineered Materials Inc. to Materion Corporation effective March 8, 2011. As the Company has grown, its businesses continued to operate under their original names and brand identities. The unification of all of the Company’s businesses under the Materion name and Materion brand is intended to create efficiencies, facilitate synergies and provide customers better access to, and knowledge of, the Company’s broad scope of products, technologies and value-added services.

The Company continues to operate under the same four reportable segments with no change in their business content, although the names of the segments have changed. Advanced Material Technologies and Services has been renamed Advanced Material Technologies; Specialty Engineered Alloys is now known as Performance Alloys; Beryllium and Beryllium Composites has been shortened to Beryllium and Composites; and Engineered Material Systems has been changed to Technical Materials.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

The Advanced Material Technologies’ segment sales for the second quarter of 2011 were $287.3 million, up 34%, or $73.4 million, compared to sales of $213.9 million in the second quarter of 2010. Sales for the first six months of 2011 were $543.9 million, up 30%, or $127.0 million, versus sales of $416.9 million for the same period last year. Higher metal prices accounted for $57.7 million of the increase in sales for the second quarter and $97.9 million for the first half of 2011. Strong demand for consumer electronics including wireless, handset and LEDs, as well as medical and energy product applications, accounted for the majority of the organic sales growth.

Operating profit for the second quarter of 2011 was $10.7 million, up approximately 16%, or $1.5 million, compared to an operating profit of $9.2 million for the second quarter of 2010. Operating profit year to date was $21.4 million, up approximately 20%, or $3.7 million compared to $17.7 million for the first half of 2010. The improvement in operating profit for the quarter and first half of the year is due to the higher sales volume and improved operating efficiencies, offset in part by a weaker product mix.

While operating profit has increased, the reported operating profit as a percent of sales for both the second quarter and the first six months of the year is lower when compared to prior periods. This is due primarily to the inclusion in sales of significantly higher precious metal values which have the effect of lowering profit percentage of sales while having no such negative impact on operating profit dollars.

Performance Alloys

Performance Alloys’ sales for the second quarter were $96.6 million, up $18.7 million, or 24%, compared to the second quarter of 2010 sales of $77.9 million. Sales have increased versus the comparable quarter of the prior year for six consecutive quarters. Year-to-date sales were $181.1 million, up 28%, or $39.9 million, compared to $141.2 million for the first half of the prior year.

The significant increase in sales in the second quarter and first six months of 2011 compared to the same periods in 2010 is due to strong demand from the telecommunications infrastructure, oil and gas, aerospace and industrial components and automotive electronics markets. The growth in the Company’s ToughMet® materials for applications in oil and gas, commercial aerospace, heavy equipment and plastic tooling was approximately 35% for the first half of 2011 as compared to the same period last year.

Operating profit for the second quarter was $9.5 million, up $1.0 million from an operating profit of $8.5 million in the second quarter of 2010. The operating profit for the first half of 2011 was $18.2 million, up $6.4 million, or 54%, compared to an operating profit $11.8 million for the same period last year. The significant operating profit improvement for both the second quarter and first half as compared to the same period in 2010 is due to a combination of factors, including the leverage from the higher volumes, favorable product mix, improved pricing, lower costs and improved plant operating efficiencies.

Beryllium and Composites

Beryllium and Composites’ sales for the second quarter of 2011 were $17.7 million, up 13% as compared to second quarter 2010 sales of $15.7 million. For the first six months of the year, sales were $31.7 million compared to $28.8 million for the same period last year. The higher sales volumes for the second quarter and first six months compared to the same periods last year are due to commercial applications, including non-medical and industrial x-ray products and semiconductor processing equipment, offset in part by push outs in defense orders.

Operating profit for the second quarter of 2011 was $1.1 million, which compares to an operating profit of $2.1 million for the second quarter of 2010. Operating profit for the first six months of 2011 was $1.2 million as compared to $4.2 million for the same period last year. The reduction in operating profit for the second quarter and first six months of 2011 is due to the lower defense sales combined with higher operating costs. The higher operating costs were expected and are associated with the start-up of the new beryllium pebble plant. The start up of the plant is progressing and the plant is expected to be fully operational by the end of 2011.

Technical Materials

Technical Materials’ sales for the second quarter of 2011 were $23.0 million, up approximately 25%, or $4.6 million, compared to $18.4 million in the second quarter of 2010. Sales have grown over the comparable quarter in the prior year for seven consecutive quarters. Sales for the first half of the year were $42.6 million, up 26%, or $8.7 million, compared to the first half 2010 sales of $33.9 million. The significant increase in sales for the quarter and first half of the year compared to the same periods last year is due to stronger demand from the global automotive electronics and consumer electronics markets.

Operating profit for the second quarter of 2011 was $2.4 million as compared to $2.0 million for the second quarter of last year. The operating profit for the first six months of the year was $4.5 million, up 45%, or $1.4 million, as compared to the operation profit of $3.1 million for the first half of 2010. The operating profit improvement is primarily due to the higher sales volume.

OUTLOOK FOR 2011

After a record sales year in 2010, the Company began 2011 with a healthy backlog. The overall level of business activity in the Company’s key strategic markets has also remained strong as evidenced by the consecutive first and second quarter 2011 record sales levels. Order entry in the second quarter increased over the first quarter, but did soften in the latter weeks of the second quarter.

Taking the above into account and assuming no significant change in metal prices or order entry patterns from current levels, the Company expects sales for 2011 to be approximately $1.60 billion. Organic growth is forecasted to be in the range of 9% to 11% for the year.

Given these factors, the Company is maintaining its earnings outlook for the full year 2011, which, as previously announced, is in the range of $2.35 to $2.60 per share. This range includes $0.26 to $0.29 per share, in the aggregate, of costs associated with the start-up of the Company’s new beryllium pebble plant and the Company name change.

CHAIRMAN’S COMMENTS

Richard Hipple, Chairman, President and CEO, stated, “I am pleased to report record quarterly sales for the second consecutive quarter this year and the solid double-digit organic growth in both quarters. Our market diversification and strong niche positions within our key secular growth markets have helped lever our growth in a volatile global economy. Although I remain cautious about the second half of 2011, I am encouraged with our progress in continuing to provide enabling technology solutions for our customers for their most demanding product applications.”

CONFERENCE CALL

Materion Corporation will conduct a teleconference in conjunction with today’s release. The teleconference begins at 11:00 a.m. Eastern Time, July 29, 2011. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-9210, callers outside the U.S. can dial (201) 689-8049. A replay of the call will be available until August 8, 2011 by dialing (877) 660-6853 or (201) 612-7415; please reference Account Number 286 and Conference ID 375913. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, defense and science, industrial and commercial aerospace, automotive electronics, telecom infrastructure, appliance, medical, energy and services;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for 2011;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility being constructed in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God including the recent earthquake and tsunami in Japan;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The amount and timing of repurchases of our Common Stock, if any;

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and business unit alignment under the Materion name and Materion brand; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor Contact:

Michael C. Hasychak
(216) 383-6823
mike.hasychak@materion.com

Media Contact:

Patrick S. Carpenter
(216) 383-6835
patrick.carpenter@materion.com

http://www.materion.com

Consolidated Balance Sheets
(Unaudited)

	July 1,	Dec. 31,
(Thousands)	2011	2010
Assets
Current assets
Cash and cash equivalents	$9,461	$16,104
Accounts receivable	149,386	139,374
Other receivables	2,679	3,972
Inventories	182,389	154,467
Prepaid expenses	37,468	31,743
Deferred income taxes	10,241	10,065

Total current assets	391,624	355,725
Related-party notes receivable	90	90
Long-term deferred income taxes	2,042	2,042
Property, plant and equipment — cost	731,727	719,953
Less allowances for depreciation,
depletion and amortization	(473,743)	(454,085)

Property, plant and equipment — net	257,984	265,868
Intangible assets	34,207	36,849
Other assets	7,831	1,900
Goodwill	72,936	72,936

Total assets	$766,714	$735,410

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$39,331	$47,835
Accounts payable	37,912	33,375
Salaries and wages	22,181	34,035
Taxes other than income taxes	256	905
Other liabilities and accrued items	26,705	24,911
Unearned revenue	2,835	2,378
Income taxes	—	3,921

Total current liabilities	129,220	147,360
Other long-term liabilities	18,092	17,915
Retirement and post-employment benefits	81,588	82,502
Unearned income	59,724	57,154
Long-term income taxes	2,905	2,906
Deferred income taxes	4,010	4,912
Long-term debt	55,693	38,305
Shareholders’ equity	415,482	384,356

Total liabilities and shareholders’ equity	$766,714	$735,410

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited)

	Second Quarter Ended		First Half Ended
	July 1,	July 2,	July 1,	July 2,
(Thousands except per share amounts)	2011	2010	2011	2010
Net sales	$424,710	$325,946	$799,515	$621,028
Cost of sales	362,039	270,093	681,043	515,861

Gross margin	62,671	55,853	118,472	105,167
Selling, general and administrative expense	34,048	30,611	65,691	60,950
Research and development expense	2,714	1,798	5,124	3,483
Other-net	5,064	2,946	8,735	7,031

Operating profit	20,845	20,498	38,922	33,703
Interest expense — net	613	691	1,198	1,310

Income before income taxes	20,232	19,807	37,724	32,393
Income tax expense	6,360	6,088	12,034	11,953

Net income	$13,872	$13,719	$25,690	$20,440

Net income per share of common stock – basic	$0.68	$0.68	$1.26	$1.01
Weighted-average number
of common shares outstanding — basic	20,421	20,323	20,388	20,290
Net income per share of common stock – diluted	$0.67	$0.67	$1.23	$1.00
Weighted-average number
of common shares outstanding — diluted	20,832	20,600	20,812	20,534
See notes to consolidated financial statements.